Exhibit 99.1

Friday, April 25, 2014

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2014; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, April 25, 2014 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2014.

During the first calendar quarter, Salisbury made significant progress in implementing strategic initiatives in three States that impacted first quarter results.

On March 19, 2014, Salisbury announced the execution of a definitive agreement with Riverside Bank of Poughkeepsie, New York through which, following the satisfaction of normal closing conditions, including receipt of regulatory and shareholder approvals, Riverside Bank will merge with and into Salisbury Bank and Trust Company. In addition, on January 31, 2014, Salisbury announced signing an agreement to acquire a branch and related deposits located in Sharon, Connecticut and to consolidate it with an existing Sharon, Connecticut branch of Salisbury Bank and Trust Company. This branch acquisition is expected to be consummated during the second quarter of 2014. Additionally, the Bank made progress in establishing a new branch in Great Barrington, Massachusetts, which is expected to open in May, 2014.

Selected first quarter 2014 financial highlights

Net income available to common shareholders was $505,000, or $0.29 per common share, for the first quarter ended March 31, 2014 (first quarter 2014), compared with $940,000, or $0.55 per common share, for the fourth quarter ended December 31, 2013 (fourth quarter 2013), and $900,000, or $0.53 per common share, for the first quarter ended March 31, 2013 (first quarter 2013).

  Earnings per common share of $0.29 decreased $0.26 versus fourth quarter 2013, and decreased $0.24, versus first quarter 2013.
  Earnings per share excluding certain one-time expenses related to strategic initiatives of $287,000, (after tax) or $0.17 per share, would have been $0.46 per share for the quarter.
  Excluding certain one-time expenses of $287,000 and $202,000 (after taxes) substantially related to professional fees which were incurred in conjunction with strategic initiatives during the first quarter 2014 and fourth quarter 2013 respectively (non-GAAP):
    Earnings per common share of $0.46 decreased $0.21 versus fourth quarter 2013, and decreased $0.07, versus first quarter 2013.
    Net Income decreased $344,000, or 29%, versus fourth quarter 2013 and decreased $102,000 versus first quarter 2013.
    Non-interest expense increased $65,000, or 1%, versus fourth quarter 2013 and increased $105,000 versus first quarter 2013.
  The net interest margin increased 1 basis point versus fourth quarter 2013 and increased 18 basis points versus first quarter 2013 at 3.54%.
  Net loans receivable increased $8.3 million or 2% during the first calendar quarter of 2014 to $446.5 million, which reflected an increase of $40.2 million or 10% from the end of the first quarter of 2013.
  The provision for loan losses was $337,000, versus $190,000 for fourth quarter 2013 and $396,000 for first quarter 2013. Net loan charge-offs were $127,000, versus $163,000 for fourth quarter 2013 and $70,000 for first quarter 2013.
  Tax equivalent net interest income decreased $11,000, or 0.2%, versus fourth quarter 2013, and increased $202,000, or 4.1%, versus first quarter 2013.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “The first quarter saw continued growth in our lending portfolio as well as wealth assets under management. The continued growth in these areas reflects the efforts of the Salisbury team as the economy continues to find its footing. Earnings for the quarter include certain one-time expenses totaling $287,000 (after tax) related to the previously announced strategic initiatives. We continue to focus on building shareholder value by deploying the balance sheet growth in a profitable and risk appropriate manner. We expect to benefit from these strategic initiatives as both our new Great Barrington branch and the acquisition of the Sharon, CT branch are scheduled to be consummated in the second quarter of 2014. In addition, we are also working to consummate the Riverside Bank acquisition prior to year end.”

Net-Interest Income

Tax equivalent net interest income for first quarter 2014 decreased $11,000, or 0.2%, versus fourth quarter 2013, and increased $202,000, or 4.1%, versus first quarter 2013. Average total interest bearing deposits increased $2.1 million versus fourth quarter 2013 and decreased $0.6 million versus first quarter 2013. Average earning assets decreased $1.2 million versus fourth quarter 2013, and decreased $5.6 million versus first quarter 2013. The net interest margin increased 1 basis point versus fourth quarter 2013 and increased 18 basis points versus first quarter 2013 at 3.54%.

Non-Interest Income

Non-interest income for first quarter 2014 decreased $133,000 versus fourth quarter 2013 and decreased $187,000 versus first quarter 2013. Trust and Wealth Advisory revenues increased $4,000 versus fourth quarter 2013 and increased $54,000 versus first quarter 2013. The year-over-year revenue increase is the result of growth in managed assets, partially offset by lower estate fees collected in first quarter 2014. Service charges and fees decreased $70,000 versus fourth quarter 2013 and increased $26,000 versus first quarter 2013. Income from sales and servicing of mortgage loans decreased $77,000 versus fourth quarter 2013 and decreased $266,000 versus first quarter 2013 due to lower volume of residential mortgage loan sales. First quarter 2014 mortgage loans sales totaled $0.5 million versus $2.4 million for fourth quarter 2013 and $8.7 million for first quarter 2013. First quarter 2014, fourth quarter 2013, and first quarter 2013 included mortgage servicing valuation impairment benefits/(charges) of $11,000, $27,000, and $(33,000), respectively. Other income includes bank owned life insurance income and rental income.

Non-Interest Expense

Non-interest expense for first quarter 2014 increased $133,000 versus fourth quarter 2013 and increased $405,000 versus first quarter 2013. Total compensation decreased $39,000 versus fourth quarter 2013 due to changes in staffing levels and mix, unused time paid last quarter, and lower mortgage volume, resulting in lower commissioned salaries. The total compensation expenses year-over-year increase of $150,000 is mainly attributable to a reduction of deferred loan origination compensation as a result of lower mortgage volume, and increases in benefit plan expenses.

Premises and equipment increased $64,000 versus fourth quarter 2013 and increased $90,000 versus first quarter 2013. The increase in expense was related to the addition of a branch facility in Great Barrington, Massachusetts, technology upgrades and seasonally increased fuel and utility costs.

Data processing increased $29,000 versus fourth quarter 2013 and decreased $20,000 versus first quarter 2013 mainly due to a change in tax preparation accruals for trust accounts.

Professional fees increased $90,000 versus fourth quarter 2013, and $239,000 versus first quarter 2013. The increase in both quarters was due to consulting and legal expenses related to strategic initiatives.

Loan related expenses decreased $89,000 versus fourth quarter 2013 and decreased $39,000 versus first quarter 2013. The decrease versus fourth quarter was mainly due to the write-down associated with an OREO property in fourth quarter 2013. Year-over-year decreases were due to lower expenses as a result of lower mortgage originations. The decrease for both periods was partially offset by higher legal collection / foreclosure fees.

The effective income tax rates for first quarter 2014, fourth quarter 2013 and first quarter 2013 were 28.02%, 17.92% and 16.59%, respectively.

Loans

Net loans receivable increased $8.3 million during first quarter to $446.5 million at March 31, 2014, compared with $438.2 million at December 31, 2013, and increased $40.2 million compared with $406.3 million at March 31, 2013.

Asset Quality

Non-performing assets increased $1.0 million during first quarter 2014 to $8.5 million, or 1.4% of assets at March 31, 2014, from $7.5 million, or 1.3% of assets at December 31, 2013, and decreased $0.8 million from $9.3 million, or 1.6% of assets at March 31, 2013.

The 13% increase in non-performing assets in first quarter 2014 resulted primarily from additions of $1.8 million in new non-accrual loans, offset in part by $0.7 million in payments and $0.1 million in charged off loans.

The amount of total impaired and potential problem loans improved at $24.6 million (5.46% of gross loans receivable) during first quarter 2014, compared to $24.8 million, or 5.61% of gross loans receivable at December 31, 2013, and decreased $2.8 million from $27.4 million, or 6.68% of gross loans receivable at March 31, 2013.

Accruing loans receivable 30-to-89 days past due decreased $1.4 million during first quarter 2014 to $4.0 million, or 0.89% of gross loans receivable, from $5.4 million, or 1.22% of gross loans receivable at December 31, 2013, and decreased $0.7 million versus March 31, 2013.

The provision for loan losses for first quarter 2014 was $337,000 versus $190,000 for fourth quarter 2013 and $396,000 for first quarter 2013. Net loan charge-offs were $127,000, $163,000, and $70,000 for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 1.08%, versus 1.06% for fourth quarter 2013 and 1.14% for first quarter 2013.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2014, Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.65% and 16.42%, respectively. The Bank’s Tier 1 leverage and total risk-based capital ratios were 8.90% and 13.81%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively.

At March 31, 2014, Salisbury’s assets totaled $590 million. Book value and tangible book value per common share were $33.90 and $27.85, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $45.1 million and to augment its regulatory capital ratios.

First quarter 2014 dividend on Common Shares

The Board of Directors of Salisbury (NASDAQ Capital Market: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their April 25, 2014 meeting. The dividend will be paid on May 30, 2014 to shareholders of record as of May 9, 2014.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848 through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Salisbury will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Salisbury and Riverside Bank and a prospectus of Salisbury, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF SALISBURY AND RIVERSIDE BANK ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders of Salisbury and Riverside Bank will be able to obtain a free copy of the joint proxy statement/prospectus (when available) containing information about Salisbury and Riverside Bank, as well as other filings containing information about Salisbury, at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge at Salisbury’s website at www.salisburybank.com.

PARTICIPANTS IN THE SOLICITATION

Salisbury and Riverside Bank and certain of their respective directors, executive officers and other members of management and employees, under the SEC’s rules, may be deemed to be “participants” in the solicitation of proxies from the shareholders of Salisbury and Riverside Bank in connection with the proposed merger and related matters. Information regarding the directors and executive officers of Salisbury and their ownership of Salisbury common stock is set forth in the proxy statement for Salisbury's 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 30, 2013. Information regarding the directors and executive officers of Riverside Bank and their ownership of Riverside Bank common stock, and additional information regarding the interests of the Salisbury and Riverside Bank participants, may be obtained by reading the joint proxy statement/prospectus when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Cash and due from banks	$6,961	$5,926
Interest bearing demand deposits with other banks	2,443	6,785
Total cash and cash equivalents	9,404	12,711
Interest bearing time deposits with other banks	—	738
Securities
Available-for-sale at fair value	92,675	94,491
Federal Home Loan Bank of Boston stock at cost	5,340	5,340
Loans held-for-sale	120	173
Loans receivable, net (allowance for loan losses: $4,894 and $4,683)	446,518	438,178
Other real estate owned	377	377
Bank premises and equipment, net	12,049	11,611
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $2,023 and $1,967)	520	576
Accrued interest receivable	1,804	1,760
Cash surrender value of life insurance policies	7,587	7,529
Deferred taxes	—	260
Other assets	3,548	3,536
Total Assets	$589,771	$587,109
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$80,935	$84,677
Demand (interest bearing)	79,330	81,932
Money market	123,898	120,550
Savings and other	112,306	107,171
Certificates of deposit	81,043	83,039
Total deposits	477,512	477,369
Repurchase agreements	2,643	2,554
Federal Home Loan Bank of Boston advances	30,017	30,411
Capital lease liability	425	425
Deferred taxes	326	—
Accrued interest and other liabilities	4,847	3,560
Total Liabilities	515,770	514,319
Commitments and contingencies	—	—
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);	16,000	16,000
Liquidation preference: $1,000 per share
Common stock - $.10 per share par value
Authorized: 3,000,000;	171	171
Issued: 1,711,121 and 1,710,121
Unearned compensation-restricted stock awards	(339)	(335)
Paid-in capital	13,699	13,668
Retained earnings	42,265	42,240
Accumulated other comprehensive income, net	2,205	1,046
Total Shareholders' Equity	74,001	72,790
Total Liabilities and Shareholders' Equity	$589,771	$587,109

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended March 31,	Three months ended
(in thousands, except per share amounts)	2014	2013
Interest and dividend income
Interest and fees on loans	$4,596	$4,429
Interest on debt securities
Taxable	401	467
Tax exempt	445	488
Other interest and dividends	1	22
Total interest and dividend income	5,443	5,406
Interest expense
Deposits	351	490
Repurchase agreements	1	1
Capital lease	18	—
Federal Home Loan Bank of Boston advances	298	312
Total interest expense	668	803
Net interest income	4,775	4,603
Provision for loan losses	337	396
Net interest and dividend income after provision for loan losses	4,438	4,207
Non-interest income
Trust and wealth advisory	779	725
Service charges and fees	542	516
Gains on sales of mortgage loans, net	11	279
Mortgage servicing, net	28	26
Other	78	79
Total non-interest income	1,438	1,625
Non-interest expense
Salaries	1,844	1,750
Employee benefits	741	685
Premises and equipment	673	583
Data processing	399	419
Professional fees	619	380
Collections and OREO	135	157
FDIC insurance	98	125
Marketing and community support	113	122
Amortization of intangibles	56	56
Other	432	428
Total non-interest expense	5,110	4,705
Income before income taxes	766	1,127
Income tax provision	215	187
Net income	$551	$940
Net income available to common shareholders	$505	$900

Basic and diluted earnings per share	$0.29	$0.53
Common dividends per share	0.28	0.28

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q1 2014	Q4 2013	Q3 2013	Q2 2013	Q1 2013
Total assets	$589,771	$587,109	$589,481	$600,712	$597,343
Loans receivable, net	446,518	438,178	420,306	416,729	406,258
Total securities	98,015	99,831	105,156	111,950	124,004
Deposits	477,512	477,369	479,869	492,040	487,773
FHLBB advances	30,017	30,411	30,801	31,187	31,574
Shareholders’ equity	74,001	72,790	71,211	71,489	72,206
Wealth assets under management	439,951	431,793	408,448	402,897	404,211
Non-performing loans	8,149	7,172	9,166	9,204	8,587
Non-performing assets	8,527	7,549	9,737	9,639	9,299
Accruing loans past due 30-89 days	4,021	5,374	5,094	4,271	4,718
Net interest and dividend income	4,775	4,793	4,659	4,633	4,603
Net interest and dividend income, tax equivalent	5,104	5,115	4,967	4,942	4,903
Provision for loan losses	337	190	240	240	396
Non-interest income	1,438	1,571	1,459	1,650	1,625
Non-interest expense	5,110	4,977	4,643	4,610	4,705
Income before income taxes	766	1,197	1,235	1,433	1,127
Income tax provision	215	214	219	289	187
Net income	551	980	1,016	1,144	940
Net income available to common shareholders	505	940	976	1,103	900

Per share data
Basic and diluted earnings per common share	$0.29	$0.55	$0.57	$0.65	$0.53
Diluted earnings per common share	0.29	0.55	0.57	0.65	0.53
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	33.90	33.21	32.28	32.45	32.88
Tangible book value per common share - Non-GAAP(1)	27.85	27.12	26.17	26.30	26.70

Common shares outstanding at end of period	1,711	1,710	1,710	1,710	1,709
Weighted average common shares outstanding, basic and diluted, for purposes of calculating EPS	1,691	1,691	1,691	1,691	1,690

Profitability ratios
Net interest margin (tax equivalent)	3.72%	3.71%	3.51%	3.54%	3.54%
Efficiency ratio (tax equivalent)(2)	77.11	71.77	71.72	68.88	70.93
Non-interest income to operating revenue	23.14	24.68	23.85	26.26	26.08
Effective income tax rate	28.02	17.92	17.70	20.19	16.59
Return on average assets	0.35	0.64	0.64	0.74	0.61
Return on average common shareholders’ equity	3.53	6.69	7.05	7.81	6.45

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.12%	0.15%	0.20%	0.29%	0.07%
Non-performing loans to loans receivable, gross	1.81	1.62	2.16	2.19	2.09
Accruing loans past due 30-89 days to loans receivable, gross	0.89	1.22	1.20	1.02	1.15
Allowance for loan losses to loans receivable, gross	1.09	1.06	1.10	1.10	1.14
Allowance for loan losses to non-performing loans	60.05	65.30	50.80	50.32	54.59
Non-performing assets to total assets	1.45	1.29	1.65	1.60	1.56

Capital ratios
Common shareholders' equity to assets	9.83%	9.67%	9.37%	9.24%	9.41%
Tangible common shareholders' equity to assets - Non-GAAP(1)	8.22	8.04	7.73	7.62	7.78
Tier 1 leverage capital	10.65	10.65	10.28	10.23	10.17
Total risk-based capital	16.42	16.46	16.67	16.48	16.47

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures.”

(2)Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring FHLBB prepayment fees and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2014	Q4 2013	Q3 2013	Q2 2013	Q1 2013
Shareholders' Equity	$74,001	$72,790	$71,211	$71,489	$72,206
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	58,001	56,790	55,211	55,489	56,206
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(520)	(576)	(631)	(687)	(742)
Tangible Common Shareholders' Equity	$47,652	$46,385	$44,751	$44,973	$45,635
Total Assets	$589,771	$587,109	$589,481	$600,712	$597,343
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(520)	(576)	(631)	(687)	(742)
Tangible Total Assets	$579,422	$576,704	$579,021	$590,196	$586,772
Common Shares outstanding	1,711	1,710	1,710	1,710	1,709

Book value per Common Share – GAAP	$33.90	$33.21	$32.28	$32.45	$32.88
Tangible book value per Common Share - Non-GAAP	27.85	27.12	26.17	26.30	26.70

Common Equity to Assets – GAAP	9.83%	9.67%	9.37%	9.24%	9.41%
Tangible Common Equity to Assets – Non-GAAP	8.22	8.04	7.73	7.62	7.78

Non-interest expense	$5,110	$4,977	$4,643	$4,610	$4,705
Less: Amortization of core deposit intangibles	(56)	(56)	(56)	(56)	(56)
Less: Foreclosed property expense	(10)	(123)	(10)	(14)	(20)
Operating Expenses	$5,044	$4,798	$4,577	$4,540	$4,629
Net interest and dividend income, tax equivalent	$5,104	$5,115	$4,967	$4,942	$4,903
Non-interest income	1,438	1,570	1,459	1,650	1,625
Operating Revenue	$6,542	$6,685	$6,426	$6,592	$6,528
Efficiency Ratio	77.09%	71.77%	71.22%	68.88%	70.93%